Exhibit 10.13

YTB INTERNATIONAL, INC.
2007 SALES DIRECTOR BONUS PLAN

The purpose of the YTB International, Inc. 2007 Sales Director Bonus Plan (the “Plan”) is to provide designated Sales Directors who perform services for YTB International, Inc. (the “Company”) and its YourTravelBiz.com, Inc. subsidiary and who reach certain performance criteria with the opportunity to receive grants of nonqualified stock options. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

1.  Administration

(a)  Committee. The Plan shall be administered and interpreted by the Board of Directors of the Company or by the compensation committee consisting of members of the Board, which shall be appointed by the Board. The committee may delegate authority to one or more subcommittees as it deems appropriate. To the extent that a committee or subcommittee administers the Plan, references in the Plan to the “Board” shall be deemed to refer to the committee or subcommittee.

(b)  Board Authority. Consistent with the terms of the Plan, the Board shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan and (ii) deal with any other matters arising under the Plan.

(c)  Board Determinations. The Board shall administer and interpret the Plan consistent with the terms of the Plan. The Board’s interpretations of the Plan and all determinations made by the Board pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Board shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2.  Grants

Awards under the Plan shall consist of grants of nonqualified stock options as described in Section 5 (“Options”). All Options shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Board deems appropriate and as are specified in writing by the Board to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determination of the Board shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. The Board shall approve the form and provisions of each Grant Instrument.

3.  Shares Subject to the Plan

(a)  Shares Authorized. Following the effective date of the Company’s proposed reclassification of its common stock to be voted upon at the June 11, 2007 Annual Meeting of Stockholders (the “Proposed Reclassification”), the aggregate number of shares of Class A common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 40,000,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Grants shall again be available for purposes of the Plan.

(b)  Adjustments. If, following the Proposed Reclassification, there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share of such Grants may be appropriately adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding and conclusive.

4.  Eligibility for Participation

(a)  Eligible Persons. All Sales Directors who perform services for the Company or any of its parents or subsidiaries shall be eligible to participate in the Plan. Sales Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

(b)  Selection of Grantees. Sales Directors who as of June 30th or December 31st of any calendar year (or the business day preceding such date) (a “Measurement Date”) meet the following conditions shall receive an Option grant as set forth in Section 5:

(i)  A Sales Director needs to have the greater of 2,000 or the next level of number of Referring Travel Agents (“RTAs”) in his or her downline organization;

(ii)  A Sales Director must increase the absolute number of RTAs in his or her downline from the number required for the achievement level at which the Sales Director received his or her last prior award to the number required for the next achievement level;

(iii)  A Sales Director must satisfy the applicable balance level among his or her downlines;

(iv)  During the prior twelve month period that includes the Measurement Date, a Sales Director must have held no less than eight (8) RTA certification meetings and attended all Sales Director meetings called by our senior management; and

(v)  A Sales Director may not have become a representative for any other network marketing company.

Each Sales Director may only receive Options for a given achievement level one time under the Plan. A Sales Director who achieves multiple achievement levels during the period between one Measurement Date and the next will receive Options for each level achieved since the prior Measurement Date. No Options will be granted to a Sales Director based upon an increase to an achievement level for which Options were previously granted to such Sales Director.

5.  Granting of Options

(a)  Option Grants. On the fifteenth (15th) day after the applicable Measurement Date, (January 15th or July 15th, or if such date is not a business day, the next business day following such date) (the “Grant Date”) the Company shall grant Options to eligible Sales Directors.

(b)  Shares Underlying Option.

(i)  The number of shares underlying each Option grant shall equal the Number of Units assigned to the Sales Director based upon the criteria set forth in (ii) below divided by fifty percent (50%) of the Fair Market Value (as defined below) of a share of Company Stock on the Grant Date.

(ii)  The Number of Units assigned to each Sales Director shall be based upon the following:

Achievement Level	Total Number of RTAs	Number of Units
Level 1	500	0
Level 2	2,000	50,000
Level 3	5,000	100,000
Level 4	10,000	250,000
Level 5	25,000	1,000,000

(c)  Type of Option and Price.

(i)  No Options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). All options will be treated as nonqualified stock options.

(ii)  The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be equal to fifty percent (50%) of the Fair Market Value (as defined below) of a share of Company Stock on the Grant Date.

(iii)  If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the latest preceding date upon which a sale was reported prior to the relevant date, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the latest preceding date for which such information was reported prior to the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Board determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Board.

(d)  Option Term. The term of any Option shall not exceed three (3) years from the Grant Date. All options not otherwise exercised prior to the earlier of (i) the exercise dates set forth in (e) below or (ii) the expiration of their term shall terminate as of the end of the term.

(e)  Vesting and Exercisability of Options.

(i)  All Options shall be 100% vested upon the Grant Date.

(ii)  Except as provided in (iii) below, Options may only be exercised on the following dates:

Percentage of Option that Is Exercisable	Option Exercise Date
33.34%	Any date during the calendar year of the Grant Date.
33.33%	December 15th of the calendar year following the Grant Date.
33.33%	December 15th of the second calendar year following the Grant Date.

To the extent that application of the percentages set forth in the above table would lead to the issuance of fractional shares of Company Stock on any exercise date, the percentage of the Option exercisable as of such exercise date and as of the other two exercise dates shall be adjusted as minimally as possible (either up or down) so as to allow for the issuance of the nearest whole number of shares upon each such exercise date while preserving the total number of shares issuable upon exercise of the Option as a whole.

(iii)  Notwithstanding (ii) above, to the extent that the Fair Market Value of the Company Stock exceeds the Exercise Price upon the earliest to occur of the following permissible exercise events (the “Exercise Events”): (A) the date of the Grantee’s Disability; (B) the date of the Grantee’s death; or (C) a Change of Control, any Option that is not otherwise exercisable will become exercisable and will be deemed exercised on the occurrence of such Exercise Event. Any Option not exercised pursuant to the preceding sentence shall be terminated as of the occurrence of the Exercise Event.

(iv)  Any Option that is not exercised upon the occurrence of the exercise dates set forth in (ii) above (and an Exercise Event described in (iii) above shall not have occurred prior thereto) shall immediately terminate.

(v)  In the event the Grantee ceases to provide service to the Company on account of a termination for Cause by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to provide service to the Company. In addition, notwithstanding any other provisions of this Section 5, if the Board determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is providing service to the Company or after the Grantee’s termination of service, any Option held by the Grantee shall immediately terminate, and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(vi)  For purposes of this Section 5:

(A)  “Provide service to the Company” shall mean service as a Sale Director, unless the Board determines otherwise.

(B)  “Disability” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Company’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Board.

(C)  “Cause” shall mean, except to the extent specified otherwise by the Board, a finding by the Board that the Grantee (i) has breached his or her service agreement with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Company or (v) has engaged in such other behavior detrimental to the interests of the Company as the Board determines.

(D)  A “Change of Control” shall be deemed to have occurred if: (i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than persons who are shareholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (ii) the consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) a liquidation or dissolution of the Company.

(f)  Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Board (w) in cash, (x) with the approval of the Board, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Board deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Board) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (y) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (z) by such other method as the Board may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 6) as specified by the Board.

6.  Withholding and Reporting

(a)  Required Withholding. All Grants under the Plan shall be subject to applicable federal, state and local income and excise tax withholding and reporting requirements (including Section 409A of the Code). The Company may require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b)  Section 409A Compliance. Because the exercise price per share under the Options is less than the Fair Market Value of the Company Stock on the Grant Date, the Options will be treated as nonqualified deferred compensation under Section 409A of the Code. To avoid the acceleration of income tax to the Grantee and the imposition of a 20% excise tax as a result of the Option, the Options can only be exercised on the Exercise Date. If an Option is exercised in a manner that fails to meet the requirements of Section 409A of the Code, then the Grantee may have to recognize taxable income and may be subject to a 20% excise tax prior to the exercise of the Option. The Grantee will be liable for any adverse tax consequences under Section 409A of the Code.

(c)  Election to Withhold Shares. If the Board so permits, a Grantee may elect to satisfy the Company’s income or excise tax withholding obligation, if any. with respect to a Grant by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Board and may be subject to the prior approval of the Board.

7.  Transferability of Grants

Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) if permitted in any specific case by the Board, pursuant to a domestic relations order or otherwise as permitted by the Board. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

8.  Requirements for Issuance or Transfer of Shares

(a)  Limitations on Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Board. The Board shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Board shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

(b)  Lock-Up Period. If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any underwritten offering of securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), a Grantee (including any successor or assigns) shall not sell or otherwise transfer any shares or other securities of the Company during the 30-day period preceding and the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act for such underwriting (or such shorter period as may be requested by the Managing Underwriter and agreed to by the Company) (the “Market Standoff Period”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

9.  Amendment and Termination of the Plan

(a)  Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.

(b)  Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(c)  Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Board acts under Section 15(b). The termination of the Plan shall not impair the power and authority of the Board with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 15(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d)  Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

10.  Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

11.  Rights of Participants

Nothing in this Plan shall entitle any Sales Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by the Company.

12.  No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. If, upon application of the formula described in Section 5(b)(i) hereof, the number of shares of Company Stock issuable upon exercise of an Option grant would include a fractional share, the Board shall round such number of shares of Company Stock (either up or down, in its sole discretion) to the nearest whole number of shares.

13.  Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

14.  Effective Date of the Plan.

The Plan shall be effective on the date on which it receives the approval of the Company’s shareholders.

15.  Miscellaneous

(a)  Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Board to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Board may make a Grant to an employee of another corporation who becomes an employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the Parent or any of their subsidiaries in substitution for a stock option made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Board shall prescribe the provisions of the substitute grants.

(b)  Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, after a Public Offering it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with Section 409A of the Code as to the Exercise Events. To the extent that any legal requirement of section 16 of the Exchange Act or section 409A of the Code ceases to be required under section 16 of the Exchange Act or section 409A of the Code, that Plan provision shall cease to apply, including the limitations on the exercise date of an Option set forth in Section 5(e). The Board may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Board may also adopt rules regarding the withholding of taxes on payments to Grantees. The Board may, in its sole discretion, agree to limit its authority under this Section.

(c)  Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Board may make Grants on such terms and conditions as the Board deems appropriate to comply with the laws of the applicable countries, and the Board may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(d)  Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.